EXHIBIT 99.1

AZTECA ACQUISITION CORPORATION COMMON STOCK AND WARRANTS
TO COMMENCE TRADING SEPARATELY ON AUGUST 22, 2011

BEVERLY HILLS, August 15, 2011 —/PRNewswire/ - Azteca Acquisition Corporation (the “Company”)(OTCBB: AZTAU), an entity sponsored by Gabriel Brener announced today that Deutsche Bank Securities, the representative of the underwriters of its initial public offering of units, which was consummated on July 6, 2011, has notified the Company that commencing August 22, 2011, the holders of the Company’s units may elect to separately trade the common stock and warrants underlying the units. Those units not separated will continue to trade on the Over-The-Counter Bulletin Board under the symbol “AZTAU” and the common stock and the warrants are expected to trade under the symbols “AZTA” and “AZTAW”, respectively.

The Company is a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business. The Company will not be required to make an acquisition in a particular industry or geographic region or of a minimum transaction value.

Deutsche Bank Securities acted as sole book-running manager of the offering.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on June 29, 2011.  This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from: Deutsche Bank Securities Inc., 100 Plaza One, Jersey City, NJ 07311 (Attn: Prospectus Department), (800) 503-4611, or email:  prospectus.cpdg@db.com.

Company Contact:
Azteca Acquisition Corporation Investor Relations (310) 553-7009